Exhibit 10.17

September 23, 2008

Neil B. Friedman

President Fisher-Price Bands

Dear Neil,

Pursuant to the letter agreement between you and Mattel, Inc. (the “Company”), dated March 17, 2005 (the “Agreement”), a copy of which is attached hereto, your eligibility to receive an enhanced benefit under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “New SERP”) is conditioned in part on your written waiver of your right to benefits under the Prior SERP (as such term is defined in the Agreement) after remaining employed with the Company through August 19, 2007 (such service requirement, your “Part B Eligibility Requirement”).

Given that you satisfied your Part B Eligibility Requirement, to become eligible for a Part B Benefit under the New SERP in accordance with the Agreement, you must agree to waive your right to benefits under the Prior SERP by executing this letter agreement as set forth below. Please note that if you execute this letter agreement, this letter agreement will be subject to the terms and conditions set forth in the Agreement, which are incorporated herein by reference.

If you agree to waive your right to benefits under the Prior SERP, I would appreciate it if you would sign and date this letter agreement and return a copy to me.

Sincerely,

MATTEL, INC.

By:  /s/ ALAN KAYE

Alan Kaye

SVP Human Resources

Agreed to and accepted by:

/s/ NEIL B. FRIEDMAN
Neil B. Friedman Date: 9/27/2008

Enclosure